AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 27, 2001

                           Registration No. 333-34006



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            POST-EFFECTIVE AMENDMENT
                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                             ONSPAN NETWORKING, INC.
            (Exact name of registration as specified in its charter)



                  Nevada                                      87-0460247
         (State or other jurisdiction                      (I.R.S.Employer
        of incorporation or organization)                 Identification No.)


                              6413 Congress Avenue
                                    Suite 230
                            Boca Raton, Florida 33487
          (Address and Telephone Number of Principal Executive Offices)




     ONSPAN NETWORKING, INC. AND SUBSIDIARIES LONG-TERM STOCK INCENTIVE PLAN
--------------------------------------------------------------------------------
                            (Full Title of the Plan)


                                   Copies to:

     Herbert Tabin                                    James M. Schneider, Esq.
Chief Executive Officer                                  Atlas Pearlman, P.A.
OnSpan Networking, Inc.                             350 East Las Olas Boulevard
 6413 Congress Avenue                                        Suite 1700
     Suite 230                                       Fort Lauderdale, FL 33301
 Boca Raton, FL 33487                                       (954)763-1200)
   (561)988-2334

Explanatory Paragraph

         On February 9, 2001 we changed our name from Network Systems International, Inc. to OnSpan Networking, Inc. A registration statement on Form S-8 relating to our Long-Term Stock Incentive Plan was filed on April 4, 2000 (SEC File No. 333-34006) and is currently effective. Pursuant to the provisions of Instruction C to Form S-8 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this post-effective amendment to such registration statement is being filed to permit the resales of control securities to be acquired by the selling security holder upon pursuant to our Long-Term Stock Incentive Plan pursuant to the reoffer prospectus which forms a part of this post-effective amendment to the registration statement.

PROSPECTUS

                             ONSPAN NETWORKING, INC.

                         500,000 Shares of Common Stock
                          To Be Issued Pursuant to the
     OnSpan Networking, Inc. and Subsidiaries Long-Term Stock Incentive Plan

         This prospectus relates to an aggregate of 500,000 shares of our common stock that may be issued upon the exercise of stock options granted under our Long-Term Stock Incentive Plan. The options may be issued under our Long-Term Stock Incentive Plan to our officers, directors, key employees and consultants pursuant to the exercise of non-qualified or incentive stock options. At June 30, 2001 we had options outstanding under our Long-Term Stock Incentive Plan to purchase a total of 172,000 shares of our common stock.

         The selling security holders may sell all or a portion of the shares of our common stock from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices. We will not receive any proceeds from sales by selling security holders.

         This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state. No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of common stock shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is July 27, 2001.

                                  OUR BUSINESS

         We are a provider of data communications, optical communications and related markets and networking infrastructure solutions and consulting for business, government and education. We specialize in remote access including VPN (Virtual Private Networking), WAN (Wide Area Networking) and LAN (Local Area Networking) technologies to include Fiber Optic and Gigabit. Our product line includes high speed switches, routers, VPN gateways, servers and workstations. Our objective is to be a choice for data communication and optical communication products by providing value, quality, delivery and service. Our strategy focuses on customer partnerships/relationships and strategic acquisitions.

Products and Markets

         The advent of the Internet has dramatically increased business and consumer demand for high speed, reliable access to data resulting in considerable stress on existing communication networks. Our subsidiary InterLAN Communications, Inc. ("InterLAN") offers products from ADC, Adtran, APC, Lucent, AVAYA, Cisco Systems, Compaq, D-Link, RSA, Nortel Networks and Intel. InterLAN's staff members are certified as Cisco Premier, Intel/Shiva Premier, Compaq SMB, D-Link Diamond and as a Sonic WALL Gold Partner. InterLAN has provided design, consulting, product and maintenance services to national and international companies and organizations such as Sprint, Global One, the United States Securities and Exchange Commission, CLC - Computer Learning Center, the United States Department of Labor, the United States Army, GTE, Software AG. and the Federal Aviation Administration.

Sales and Marketing

         We currently market our products through product line specific direct sales. In support of our selling effort, we conduct marketing programs intended to position and promote our products within the communication industry. Marketing personnel may coordinate our participation in trade shows and design and implement our advertising efforts.


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
Industry Background

         The growth of the Internet, increasing volumes of data traffic across internets and intranets have fueled the demand for more network capacity within the data and optical telecommunications industry caused by factors such as the escalating use of the Internet, electronic mail, facsimile transmission, electronic transaction processing, video conferencing, remote access telecommuting and local and wide area networking. This increased network utilization creates transmission bottlenecks on heavily used routes that were originally designed for significantly less traffic. In response to demand, telecommunications service providers have been deploying new data systems and upgrading existing fiber optic systems to increase the capacity of their networks. Given the faster speed of light signals in fiber optic networks and their immunity from electromagnetic interference, fiber optic systems have become the preferred solution for increasing network capacity. Today, fiber optic cable is the primary medium for long-haul telecommunications and is replacing copper in the shorter distance metropolitan markets. No longer purely telephone or voice traffic, networks today are carrying an increasing volume of data traffic - traffic generated by computers that process and sending information far more quickly and in much larger quantities than voice-centric networks were designed for. With this carriers and equipment suppliers are currently seeking more efficient ways to handle this traffic.

Strategic Acquisitions

         Because of the nature of the data and communications industry, we have sought and intend to continue to seek acquisitions and alliances that will:

         *        add key technologies that can leverage our businesses,
         *        broaden our product offerings, and
         *        expand marketing opportunities.

         On November 10, 2000, we completed the acquisition of 100% of the issued and outstanding common stock of InterLAN in exchange for $150,000 in cash, 250,000 shares of the our common stock and promissory notes in the amount of $150,000. InterLAN is a provider of data communications and networking infrastructure solutions and consulting for business, government and education. InterLAN's products assist in the transmission of data, voice, and Internet information and its major customers during the year ended September 30, 2000, included Computer Learning Centers, Sprint, SAGA Software, Global One, Verizon and ALPA.

Copyright and Trademark Status

         We regard any service marks, trademarks, trade secrets and similar intellectual property as critical to our success and we rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We anticipate the registration of our trademarks and service marks in the U.S. and internationally, and we presently intend to apply for the registration of certain of our trademarks and service. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country in which our products and services are made available online.

Competition

         The market for networking equipment is extremely competitive. Competition in the networking market is based on varying combinations of price, functionality, engineering capability, scalability and the ability of the system solution to meet customers' requirements. A small number of very large companies have substantial financial, marketing, manufacturing and intellectual property resources. In addition, these companies have substantially greater resources to develop or acquire new technologies than we do. InterLAN sells items that compete directly with product offerings of some of these companies. As such, InterLAN represents a very small but potential threat to these companies. We expect continued aggressive tactics from many of these competitors, including substantial price discounting and other marketing efforts, "one-stop shopping" appeals and customer financing assistance. These tactics can be particularly effective in a highly concentrated customer base such as InterLAN's. Our competitors are under increasing pressure to deliver their services at the lowest possible cost. This pressure may result in pricing for optical networking systems becoming a more important factor in customer decisions, which may favor larger competitors that can spread the effect of price discounts in their optical networking product lines across a larger array of products and services and across a larger customer base than ours. Our inability to compete successfully against our competitors would harm the our business. These customers could reduce their purchases from us, which could in turn have a material adverse effect. New competitors may also emerge to compete with existing products as well as any future products. There has been an increase in funding for new companies focused on the development of new products for the optical networking market. These companies may achieve commercial availability of their products more quickly due to the narrow and exclusive focus of their efforts.

         Our executive offices are located at 6413 Congress Avenue, Suite 230, Boca Raton, Florida 33487. Our telephone number at that location is
(561)988-2334.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase our securities.

We recently disposed of our historic operations and acquired our current operations. Our results of operations in future periods may differ materially from those reported in prior periods.

         In September 2000, we completed the sale of all operating lines of business and in November 2000 we acquired InterLAN. Our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000 reported revenues from our prior operating lines of business. Accordingly, prospective investors should not place undue reliance on our historical financial statements prior to September 30, 2000 when evaluating our current and future business prospects.

Our strategy includes pursuing strategic acquisitions that may not be successful.

         As part of our strategy for growth, we will consider acquiring businesses that are intended to accelerate our product and service developments processes and add complementary products and services. Acquisitions involve a number of operational risks, including risks that the acquired business will not be successfully integrated, may distract management attention, may involve unforeseen costs and liabilities, and possible regulatory costs, some or all of which could have a materially adverse effect on our financial condition or results of operations.

         We may make these additional acquisitions with cash or with stock, or a combination thereof. If we do make any such acquisitions, various associated risks may be encountered, including potential dilution to our then current shareholders as a result of additional shares of our securities being issued in connection with the acquisitions.

We may need additional financing which we may not be able to obtain on acceptable terms.

         Our internal growth strategy requires substantial capital investment. Capital is necessary for the expansion of our market share and marketing of our operations. Our future capital requirements, however, depend on a number of factors, including our ability to grow our revenues and manage our business. Our growth will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of equity securities in private or public transactions.

         If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing can be obtained on suitable terms, if at all. Our business could suffer if we are unable to raise the additional funds on acceptable terms.

Our revenues and operating results can be unpredictable.

         Our revenue and operating results could fluctuate substantially from quarter to quarter and from year to year. Our ability to recognize revenue during a quarter from customers depends upon our ability to ship product and satisfy other contractual obligations of a customer sale in that quarter. In general, revenue and operating results in any reporting period may fluctuate due to factors including, among others:

         -  loss of a customer;
         -  the timing and size of orders from customers;
         - changes in customers' requirements, including changes to orders from customers;
         -  the introduction of new products by us or our competitors;
         -  changes in the price or availability of components for our products;
         - satisfaction of contractual customer acceptance criteria and related revenue recognition issues;
         -  manufacturing and shipment delays and deferrals; and
         -  increased service or warranty costs.

         As a result, we may continue to experience high inventory levels, operating expenses and general overhead. Our future operating results may depend on our ability to continue to expand our manufacturing facilities in a timely manner so that we can satisfy our delivery commitments to our customers. Our failure to meet our customer's delivery commitments would harm our business, financial condition and results of operations.

Changes in technology or the delays in the development of new products could hurt the our near term prospects.

         The market for networking equipment is changing at a rapid pace. The accelerated pace of deregulation in the telecommunications industry likely will intensify the competition for improved technology. Our ability to introduce new and enhanced products will depend upon our ability to anticipate changes in technology, industry standards and customer requirements. Our failure to deploy new and enhanced products in a timely manner could harm our competitive position and financial condition.

Some of our suppliers are also our competitors.

         Some of our suppliers are both sources for components and competitors in the market for system equipment. These suppliers offer communications systems and equipment, which are competitive with our products. A decline in reliability or other adverse change in these supply relationships could harm our business.

Telecommunication component average selling prices are declining.

         Prices for telecommunications components are generally declining because of, among other things, increased competition and greater unit volumes as telecommunications service providers continue to deploy networks. We anticipate that average selling prices will decrease in the future in response to product introductions by competitors, or to other factors, including price pressures from significant customers. A decline in prices will adversely effect our revenues.

The industry is highly competitive, and we may not have the resources required to compete successfully.

         The market for networking equipment as well as our other products is extremely competitive, and we expect competition to intensify in the future. Our primary sources of competition include vendors of optical networking and infrastructure equipment such as Ciena Corporation, Cisco Systems, Lucent Technologies, Nortel Networks, Sycamore Networks, Tellabs, ADVA AG Optical Networking and ONI Systems Corporation as well as private companies that have been or will be focusing on our target markets. We may also face competition from a number of other companies that have announced plans for new products to address the same network problems that our products address. Many of our current and potential competitors have significantly greater sales and marketing, technical, manufacturing, financial and other resources as well as greater name recognition and larger customer base than we do. Our competitors may have more extensive customer relationships than we do, including relationships with our potential customers. If we are unable to compete successfully against our current and future competitors, we could experience pricing pressures, reduced gross margins and order cancellations, any one of which could seriously harm our business.

From time to time we may be a party to litigation which, if we do not prevail, could materially and adversely effect our financial condition and results of operations.

         We are currently a party to a contract dispute with Canton Financial Services Corporation in an action entitled Canton Financial Services Corporation vs. Network Systems International, Inc., a Nevada corporation, Network Systems International, Inc., a North Carolina corporation, and Network Partners, LLC, a North Carolina limited liability company, case number 98-00657 in the Hillsborough Country Circuit Court, Hillsborough County, Florida. The plaintiff is alleging it is owed a fee which we dispute. While we believe we have strong defenses in the matter, there are no assurances that we will prevail if the action should go to trial. We are unable to predict at this time the maximum potential loss to us. In addition, from time to time we are also involved in other routine legal proceedings that are incidental to our business. While we do not believe this litigation will have a material adverse effect on our business and operations, there are no assurances that we are correct.

Our stock price will fluctuate from time to time and may fall below expectations of securities analysts and investors and could subject us to litigation which may result in investors suffering the loss of their investment.

         The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

         -  quarterly variations in operating results;

         -  changes in accounting treatments or principles;

         - announcements by us or our competitors of new products and services offerings, significant contracts, acquisitions or strategic relationships;

         -  additions or departures of key personnel;

         -  any future sales of ours common stock or other securities;

         - stock market price and volume fluctuations of publicly-traded companies in general and technology-related companies in particular; and

         -  general political, economic and market conditions.

         It is likely that in some future quarter our operating results may fall below the expectations of securities analysts and investors, which could result in a decrease in the trading price of our common stock. The trading prices of technology-related companies in particular have been especially volatile. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business and operating results.

Our common stock may be delisted from the Nasdaq Stock Market which could adversely impact the liquidity of our common stock.

         On April 18, 2001, we received a Nasdaq Staff Determination that we were no longer in compliance with the minimum $2 million net tangible asset requirement for the Nasdaq SmallCap Market under Marketplace Rule 4310
(c)(2)(B). Additionally, as of April 17, 2001, the Nasdaq Staff determined that our market capitalization was $19,494,225. Accordingly, our common stock was to be delisted from the Nasdaq SmallCap at the opening of business on April 26, 2001. We requested a hearing before a Nasdaq Listing Qualification Panel to review the Staff's determination pursuant to the procedures set forth in the Nasdaq Marketplace Rules. On June 6, 2001, we furnished the Nasdaq Listing Qualifications Panel with a plan of compliance. Until the Panel has made a decision, our common stock will continue to be listed on the Nasdaq SmallCap Market. There can be no assurance the Panel will grant our requested for continued listing. In the even the Panel does not grant our request, our common stock will be eligible to trade in the over-the-counter market and would be quoted on the OTC Bulletin Board. This could adversely affect our shareholders ability to trade in our common stock in the secondary market.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

         Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in or incorporated by reference into this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus or incorporated herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                    ONSPAN NETWORKING, INC. AND SUBSIDIARIES
                         LONG-TERM STOCK INCENTIVE PLAN

         In April 1999, our Board of Directors adopted, subject to stockholder approval, our Long-Term Stock Incentive Plan. The purpose of the Long-Term Stock Incentive Plan is to closely associate the interests of our key associates (management and certain other employees) and our adopting subsidiaries with the stockholders by reinforcing the relationship between participants' rewards and stockholder gains, to provide key associates with an equity ownership commensurate with our performance, as reflected in increased stockholder value, to maintain competitive compensation levels, and to provide an incentive to our key associates for continuous employment.

         Under the Long-Term Stock Incentive Plan, we may grant incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "IRS Code"), and options that are not qualified as incentive stock options ("nonqualified stock options"). Our executive officers, management and other employees capable of making a substantial contribution to our success are eligible to participate in the Long-Term Stock Incentive Plan.

         The Long-Term Stock Incentive Plan is administered by a Committee consisting of three members appointed by our Board of Directors of the Company. The Committee presently consists of Herbert Tabin, Marissa Dermer and G. Anthony Munno. This Committee, in its sole discretion, has the authority to:

         * designate the key associates or classes of key associates eligible to participate in the Long-Term Stock Incentive Plan;
         * grant awards provided in the Long-Term Stock Incentive Plan in the form and amount determined by the Committee; * impose such limitations, restrictions and conditions upon any such award as the Committee shall deem appropriate; and
         *  interpret the Long-Term Stock Incentive Plan.

         The maximum aggregate number of shares of our common stock available for issuance under the Long-Term Stock Incentive Plan is 500,000 shares. The shares of common stock issuable upon the exercise of options under the Long-Term Stock Incentive Plan are subject to adjustment for any stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like. Shares issued may consist in whole or in part of authorized but unissued shares or treasury shares. Shares tendered by a participant as payment for shares issued upon exercise of an option shall be available for issuance under the Long-Term Stock Incentive Plan. Any shares of common stock subject to an option, which for any reason is terminated unexercised or expires shall again be available for issuance under the Long-Term Stock Incentive Plan.


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
         Subject to the provisions of the Long-Term Stock Incentive Plan, the Committee may award incentive stock options and nonqualified stock options and determine the number of shares to be covered by each option, the option price therefor and the conditions and limitations applicable to the exercises of the option. Each option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable award or thereafter.

         Incentive stock options granted under the Long-Term Stock Incentive Plan are intended to qualify as such under Section 422 of the IRS Code. No incentive stock option granted under the Long-Term Stock Incentive Plan may be exercisable more than 10 years from the date of grant.

         The option price per share for nonqualified stock options and incentive stock options must at least equal the fair market value of our common stock on the date the option is granted.

         Each option shall be evidenced by a written stock option agreement, in such form as the Committee may from time to time determine, executed by us and the grantee, stating the number of shares of common stock subject to the option.

         The Committee may at any time and from time to time terminate or modify or amend the Long-Term Stock Incentive Plan in any respect, except that without stockholder approval the Committee may not:

         * increase the maximum number of shares of common stock which may be issued under the Long-Term Stock Incentive Plan,
         * extend the period during which any award may be granted or exercised,
         * extend the term of the Long-Term Stock Incentive Plan, or
         * change the associates/employees or group of associates/employees eligible to receive incentive stock options.

Federal Income Tax Effects

         The following discussion applies to our Long-Term Stock Incentive Plan and is based on federal income tax laws and regulations in effect on December 31, 2000. It does not purport to be a complete description of the federal income tax consequences of the plan, nor does it describe the consequences of state, local or foreign tax laws which may be applicable. Accordingly, any person receiving a grant under the plan should consult with his or her own tax adviser.


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
         Our Long-Term Stock Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under
Section 401(a) of the IRS Code.

         An employee granted an incentive stock option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the incentive stock option over the option exercise price is an item of tax preference under Section 57(a)(3) of the IRS Code and may be subject to the alternative minimum tax imposed by Section 55 of the IRS Code. Upon disposition of stock acquired on exercise of an incentive stock option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the incentive stock option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the incentive stock option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an incentive stock option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive stock option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the incentive stock option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the incentive stock option is exercised, it may be necessary for the employee to amend his or her return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an incentive stock option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition.


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
         If the holder of an incentive stock option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the incentive stock option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the incentive stock option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the common stock is issued to the employee upon exercise of the incentive stock option. If an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

         In respect to the holder of non-qualified options, the option holder does not recognize taxable income on the date of the grant of the non-qualified option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. However, if the holder of non-qualified options is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1934, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

Restrictions Under Securities Laws

         The sale of our common stock issuable upon the exercise of plan options must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities


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
laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 promulgated under the Securities Act or other applicable exemption. Our officers, directors and 10% and greater stockholders may also be subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

                        SALES BY SELLING SECURITY HOLDERS

         This prospectus covers the shares of our common stock issuable upon the exercise of options under our Long-Term Stock Incentive Plan and the subsequent resale of the shares of our common stock by selling security holders who are our affiliates. The shares of our common stock being reoffered by our affiliates pursuant to this prospectus are deemed to be control shares as that term is defined in Rule 405 of the Securities Act.

         The following table sets forth,

         o the name of each selling security holder who is our affiliate as that term is defined in the Securities Act,
         o    the number of shares owned, and
         o the number of shares being registered for resale by each affiliated selling security holder.
         o the percentage of our common stock to be owned by the affiliated selling security holder following completion of such offering (based on 11,579,619 shares of our common stock outstanding at June 30, 2001), and adjusted to give effect to the issuance of shares upon the exercise of the named affiliate selling security holder's options to be offered hereby, but excludes shares issuable upon the exercise of any other option held by the affiliated selling security holder or any shares issuable upon the exercise of any other person's options.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth in the following table. All of the shares being registered for resale under this prospectus for the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares being offered hereby that will be held by the selling security holders upon termination of any offering made hereby. We have, therefore, for the purposes of the following table assumed that the selling security holders will, if applicable, exercise the options described below, and sell all of the shares owned by them which are being offered hereby, but will not sell any other shares of our common stock that they presently own or which can be acquired upon the exercise of options granted outside of our Long-Term Stock Incentive Plan.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon the information contained in a record list of our shareholders at June 30, 2001.

                                                                                                  Percentage
                                                                            Shares to be           to be Owned
Name of Selling                     Number of             Shares to          Owned After             After
Security Holder                   Shares Owned           be Offered           Offering              Offering
---------------                   ------------           ----------         ------------           -----------

Herbert Tabin                     2,974,825(1)             274,825            2,700,000               25.7%
Marissa Dermer                       30,000(2)              30,000                    0                  -
Thomas Cerami                         5,000(3)               5,000                    0                  -

(1) Includes shares of our common stock issuable upon the exercise of an option to purchase 100,000 shares of our common stock at an exercise price of $1.13 per share, and shares of our common stock issuable upon the exercise of an option to purchase 174,825 shares of our common stock at an exercise price of $.572 per share.

(2) Includes shares of our common stock issuable upon the exercise of an option to purchase 30,000 shares of our common stock at an exercise price of $1.13 per share.

(3) Includes shares of our common stock issuable upon the exercise of an option to purchase 5,000 shares of our common stock at $1.50 per share.

                              PLAN OF DISTRIBUTION

         The shares offered hereby by the selling security holders may be sold from time to time by the selling security holders on one or more exchanges or in the over-the-counter market including the Nasdaq Small-Cap Market of The Nasdaq Stock Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, including, without limitation:

         o on the Nasdaq Small-Cap Market or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

         o in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates;

        o through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares; or

         o through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders in amounts to be negotiated in connection with the sale. These broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with the sales. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 might be sold under Rule 144 rather than under this prospectus.

         In connection with distributions of the shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell shares short and deliver the shares to close out the positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell under this prospectus. The selling security holders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

         Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

         We have advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

         Sales of securities by us and the selling security holders or even the potential of these sales may have a negative effect on the market price for shares of our common stock.

                            DESCRIPTION OF SECURITIES

General

         Our authorized capital consists of 100,000,000 shares of common stock and 12,500 shares of Series A Preferred Stock. As of June 30, 2001, there were 11,574,619 shares of common stock and 2,763 shares of Series A Preferred Stock issued and outstanding. The Series A Preferred Stock have a liquidation preference of $276,300.

Common Stock

         Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of shares of our common stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors.

         Subject to the rights of holders of any outstanding Series A Preferred Stock, the holders of outstanding shares of our common stock are entitled to the dividends and other distributions as may be declared from time to time by our Board of Directors from legally available funds. Holders of the shares of our common stock have no preemptive, subscription, redemption or conversion rights. Subject to the rights of holders of any outstanding Series A Preferred Stock, upon our liquidation, dissolution or winding up and after payment of all prior claims, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Series A Preferred Stock.

Preferred Stock

         Each share of Series A Preferred Stock has a stated liquidation preference value of $100 per share, and is redeemable at our option. These shares carry no voting rights, and each Series A Preferred Stock is convertible to 50 shares of our common stock. Dividends on the Series A Preferred Stock are payable monthly in cash at a rate of 12% per annum.

Transfer Agent

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038.

                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for us by Atlas Pearlman, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301.

                                     EXPERTS

         The balance sheet of OnSpan Networking, Inc. (formerly known as Network Systems International, Inc.) as of September 30, 2000 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended September 30, 2000 and 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The audited financial statement of InterLAN Communications as of December 31, 1999 and for the year then ended incorporated by reference in this prospectus have been audited by Crooks & Seth, P.C., independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

                                 INDEMNIFICATION

         The Nevada General Corporation Law allows us to indemnify each of our officers and directors who are made a party to a proceeding if

         (a) the officer or director conducted himself or herself in good faith;

         (b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

         (c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

         We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         We have filed with the SEC a registration statement on Form S-8. This prospectus is part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about OnSpan Networking and its common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, each of you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC as discussed below.

         We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

         - our annual report on Form 10-KSB for the fiscal year ended September 30, 2000,

         -      our current report on Form 8-K/A filed on January 19, 2001,

         -      our current report on Form 8-K/A also filed on January 19, 2001,

         -      our information statement on Form 14C filed on January 22, 2001,

         -      our current report on Form 8-K/A filed on February 7, 2001,

         - our quarterly report on Form 10-QSB for the period ended December 31, 2000, and

         - our quarterly report on Form 10-QSB for the period ended March 31, 2001.

         Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

         Corporate Secretary
         OnSpan Networking, Inc.
         6413 Congress Avenue
         Suite 230
         Boca Raton, Florida 33487
         561- 988-2334

Item 4.  Description of Securities

         A description of our securities is set forth in the prospectus incorporated as a part of this registration statement.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.           Indemnification of Directors and Officers

         The Nevada Business Corporation Law allows us to indemnify each of our officers and directors who are made a party to a proceeding if,

         (a) the officer or director conducted himself or herself in good faith;

         (b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

         (c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

Item 7.  Exemption From Registration Claimed

         Not Applicable.

Item 8.  Exhibits

         4.1 OnSpan Networking, Inc. and Subsidiaries Long-Term Stock Incentive Plan*

         5.1 Opinion of Smith Helms Mulliss & Moore, L.L.P. as to the legality of the securities being registered*

         23.1     Consent of KPMG LLP

         23.2     Consent of Crooks & Seth, P.C.
--------------------

*        previously filed

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton and the State of Florida, on the 26th day of July, 2001.

                                       ONSPAN NETWORKING, INC.

                                       By: /s/ Herbert Tabin
                                           -------------------------------------
                                           Herbert Tabin
                                           Chairman of the Board,
                                           Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                           Date

/s/ Herbert Tabin
-----------------                  President, Chief Executive
Herbert Tabin                      and Chairman of the Board       July 26, 2001

/s/ Marissa Dermer
------------------                 Chief Financial Officer,
Marissa Dermer                     Treasurer, Director and
                                   Principal Accounting Officer    July 26, 2001

Thomas Cerami                      Director

/s/ G. Anthony Munno
--------------------               Director                        July 26, 2001
G. Anthony Munno


The foregoing represents a majority of the Board of Directors